EXHIBIT 99.1

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use of our opinion letter dated August 5, 2020 addressed to the Special Committee of the Board of Directors of Liberty Broadband Corporation (“Liberty Broadband”), included as Annex B to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Liberty Broadband, to be filed on October 15, 2020 and to the references to such opinion and our firm in such joint proxy statement/prospectus under the captions: “Questions & Answers”, “Special Factors—Background of the Combination”, “Special Factors—Liberty Broadband, Merger Sub and Merger LLC’s Purpose and Reasons for the Combination; Recommendations of the Liberty Broadband Special Committee and Liberty Broadband Board of Directors”, “Special Factors—Opinion of the Liberty Broadband Special Committee’s Financial Advisor”, “Special Factors—Liberty Broadband Unaudited Prospective Financial Information”, “Special Factors—GCI Liberty Unaudited Prospective Financial Information” and “Risk Factors—Risks Related to the Combination”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

	By:	/s/ PERELLA WEINBERG PARTNERS LP
Perella Weinberg Partners LP

October 15, 2020